SUBADVISORY AGREEMENT

      This SUBADVISORY AGREEMENT
("Agreement") is dated as of February 6, 2017 by and between SUNAMERICA ASSET MANAGEMENT,
LLC, a Delaware limited liability company (the
"Adviser"), and SCHRODER INVESTMENT
MANAGEMENT NORTH AMERICA INC., a Delaware corporation (the "Subadviser").

WITNESSETH:

      WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time
(the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;
and

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue shares of beneficial interest, without par value, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

      WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment
Advisers Act of 1940, as amended (the "Advisers Act");
and

      WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio(s) of the Trust listed on Schedule A attached hereto (each, a "Portfolio," and collectively, the "Portfolio(s)"), and the Subadviser is willing to furnish such services;

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

      1.	Duties of the Subadviser. The Adviser
hereby engages the services of the Subadviser in furtherance of the Advisory Agreement. Pursuant to this Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of the assets of each Portfolio. The
Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities and other investments or instruments to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, as provided in writing to the Subadviser from time to time, and in compliance with
(a) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust's current prospectus and statement of additional information, as provided by the Adviser to the Subadviser; and (b) applicable laws and regulations.

		The Subadviser represents and warrants to the Adviser that it will manage the Portfolio(s) at all times
(a) in compliance with all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments; (b) the provisions of the Act and rules adopted thereunder; (c) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust's current prospectus and statement of additional information (together, the "Registration Statement") as most recently provided by the Adviser to the Subadviser; and (d) the policies and procedures as adopted by the Trustees of the Trust provided in writing to the Subadviser. The Subadviser further represents and warrants to the Adviser that it will manage each Portfolio in compliance with Section 851(b)(2) and (3) of Subchapter
M of the Internal Revenue Code of 1986, as amended (the "Code") and Section 817(h) of Subchapter L of the Code, solely with respect to the assets of the Portfolio(s) which are under its management and based on information provided by the custodian of the Portfolio(s). Furthermore, the Adviser will work in conjunction with the Subadviser to undertake any corrective action that may be required as advised by a Portfolio's tax advisor in a timely manner following quarter end in order to allow the Subadviser to resolve the issue within the 30-day cure period under the Code.

      	The Subadviser further represents and
warrants that to the extent that any statements or omissions made in any Registration Statement for the shares of the Trust, or any amendment or supplement thereto, as provided to the Subadviser, are made in reliance upon and in conformity with information furnished by the Subadviser in writing expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, with respect to such furnished information, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder (the "1933 Act") and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      	The Subadviser agrees: (a) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (b) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

      	The Subadviser accepts such employment
and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement. The Subadviser shall not be responsible for the other expenses of a Portfolio, including, without limitation, fees of a Portfolio's independent public accountants, transfer agent, custodian and other service providers who are not employees of the Subadviser;
brokerage commissions and other transaction-related expenses; tax-reporting; taxes levied against a Portfolio or any of its property; and interest expenses of a Portfolio.

		The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolio(s) or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investment companies that are under common control with the Trust, concerning transactions of the Portfolio(s) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the Act. Notwithstanding anything in this provision or the Agreement to the contrary, Adviser acknowledges and agrees that in furnishing the services hereunder, the Subadviser is authorized to engage its affiliate, Schroder Investment Management North America Limited, (the "Subadvisory Affiliate"), to perform investment management services for the Portfolio(s);
provided that the Subadviser shall continue to be liable and accountable for any acts or omissions of the Subadvisory Affiliate, as if such acts or omissions were its own.

		The Adviser acknowledges that the
Subadviser and its delegates do not hold client money and/or custody assets.

      2.	Portfolio Transactions. The Subadviser is
responsible for decisions, and is hereby authorized, to buy or sell securities and other investments or instruments for the Portfolio(s), broker-dealers, futures commission merchants' and other counterparties selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing Portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser's best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934
Act"), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect Portfolio transactions in securities and other investments for a Portfolio. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to Portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolio(s) with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

            The Subadviser shall have the express
authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all Portfolio transactions entered into by the Subadviser on behalf of the Portfolio(s).

            With  respect  to  any  investments,
including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. ("ISDA"') Master Agreements, and options on futures contracts, which are permitted to be made by the Subadviser in accordance with this
Agreement and the investment  objectives  and strategies
of the Portfolio(s), as outlined in the Registration Statement for the Portfolio(s), the Adviser hereby authorizes and directs the Subadviser to do and perform every act and thing whatsoever necessary or incidental in performing  its duties and obligations under  this
Agreement   including,   but  not  limited  to,  executing
as agent, on behalf of the Portfolio(s), brokerage agreements and other documents to establish, operate and
conduct all brokerage,   collateral   or  other  trading
accounts,   and  executing   as  agent,  on  behalf  of  the
Portfolio(s), such agreements  and other documentation
as may be required  for the purchase or sale,
assignment, transfer and ownership of any permitted investment, including repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Subadviser also is hereby authorized to instruct a Portfolio's custodian with
respect to any collateral management activities in connection with any derivatives transactions. The
Adviser acknowledges  and understands that it will be
bound by any such trading accounts established, and agreements and other documentation executed, by the
Subadviser   for  such   investment   purposes   and
agrees  to  provide  the  Subadviser   with  tax
information,   governing   documents,   legal   opinions
and   other   information   concerning   the Portfolio(s)
as   may   be   reasonably   necessary   to   complete
such   agreements   and   other documentation.   The
Subadviser is hereby authorized, to the extent required by regulatory agencies or market practice, to reveal the Trust and the Portfolio's identity and address to any broker through which or with which financial derivatives and foreign exchange instruments are traded or cleared.

The authority shall include, without limitation the
authority on behalf of and in the name of the Portfolio(s)
to execute: (i) documentation relating to private
placements and bank debt (including Loan  Syndications
and Trading  Association  and Loan  Market  Association
documentation);   (ii)   waivers,   consents,   amendments
or   other   modifications    relating   to investments; and
(iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.
      3.	Compensation of the Subadviser. The
Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior day's net assets in order to calculate the daily accrual). For purposes of calculating the Subadviser's fee, the average daily net asset value of a Portfolio shall mean the average daily net assets for which the Subadviser provides advisory services, and shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

      4. 	Reports. The Trust and the Adviser agree to
furnish to the Subadviser current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as the Subadviser may reasonably request.

      	The Subadviser agrees to furnish to the
Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser (the "CCO") with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Subadviser regarding the Subadviser's compliance with applicable law, including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the Federal Securities Laws, as defined in Rule 38a-1 under the Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules and regulations, whether foreign or domestic, in each case, applicable at any time to the operations of the Subadviser with respect to the provision of its services under this Agreement. The Subadviser shall make its officers and employees (including its CCO) who are responsible for the Portfolio available, upon reasonable notice to the Subadviser, to the Adviser and/or the CCO from time to time to examine and review the Subadviser's compliance program and adherence thereto.

      5. 	Status of the Subadviser. The services of
the Subadviser to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      6. 	Proxy Voting.  The Adviser will vote
proxies relating to the Portfolio's securities. The Adviser will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Trustees. The Adviser may, on certain non-routine matters, consult with the Subadviser before voting proxies relating to the Portfolio's securities. The Adviser will instruct the custodian and other parties providing services to the Trust promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Portfolio (other than materials relating to legal proceedings).

      7.	Certain Records. The Subadviser hereby
undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of the Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Trust will be provided promptly to the Trust or the Adviser upon request.

      	The Subadviser agrees that all accounts, books and other records maintained and preserved by it, and related to the Portfolio(s), as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust's auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

      8. 	Reference to the Subadviser. None of the
Trust, the Portfolio(s) or the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior written approval of the Subadviser, prior to first use, which approval shall not be unreasonably withheld. Additionally, if substantive changes are made to such materials thereafter, the Portfolio(s) shall furnish to the Subadviser the updated material for approval prior to first use, which approval shall not be unreasonably withheld. Upon the termination of this Agreement, none of the Trust, the Portfolio(s) or the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials. Notwithstanding the above, for so long as the Subadviser serves as subadviser to the Portfolio(s), the Trust, the Portfolio(s) and the Adviser may use the name or logo of the Subadviser or any of its affiliates in the Registration Statement, shareholder reports, and other filings with the SEC, or the name of the Subadviser or any of its affiliates after the Subadviser ceases to serve as subadviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Subadviser's prior written consent.

      9.	Liability of the Subadviser. (a) In the
absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties ("disabling conduct") hereunder on the part of the Subadviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) the Subadviser shall not be subject to liability to the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) or to the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from Subadviser's rendering of services under this Agreement.

      	(b)	The Subadviser agrees to indemnify
and hold harmless the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) and/or the Trust (and its officers and trustees) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser and/or the Trust and their affiliates or such directors/trustees, officers or controlling person may become subject under the Act, the 1933 Act, under other statutes, common law or otherwise, which arise from the Subadviser's "disabling conduct" (as defined in (a) above), including but not limited to any material failure by the Subadviser to comply with the provisions and representations and warranties set forth in Section 1 of this Agreement; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement; and provided further that Subadviser shall not be liable nor indemnify for any action or omission of any unaffiliated third party or service provider to the Portfolio(s), including any broker or dealer not within Subadviser's direct supervision or control.

      10. 	Term of the Agreement. This Agreement
shall continue in full force and effect with respect to each Portfolio until two (2) years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

      	With respect to a Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than thirty (30) nor more than sixty
(60) days' written notice to the Subadviser. With respect to a Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on ninety (90) days' written notice to the Adviser and the Trust. The termination of this Agreement with respect to a Portfolio or the addition of a Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act).

      	This Agreement will terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

      11. 	Severability. If any provision of this
Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      12. 	Amendments. This Agreement may be
amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.

      13. 	Governing Law. This Agreement shall be
construed in accordance with the laws of the State of New
York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

      14.	Legal Matters.  The Subadviser will not
take any action or render advice involving legal action on behalf of the Trust with respect to securities or other investments held in a Portfolio or the issuers thereof, which become the subject of legal notices or proceedings, including securities class actions and bankruptcies.

      15. 	Personal Liability. The Declaration of the
Trust establishing the Trust (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the "Trust Property," as defined in the Declaration, only shall be liable.

      16. 	Separate Series. Pursuant to the provisions
of the Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

      17.	Confidentiality. Neither party will disclose,
or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Portfolio(s) or to advise on the Portfolio(s), and will keep confidential any non-public information obtained directly as a result of this service relationship. A receiving party shall disclose such non-public information only if the other party has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by disclosing party or has been disclosed, directly or indirectly, by the disclosing party to others, becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the disclosing party in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolio(s) and may include such total return in the calculation of composite performance information.
       18.	Representations. By execution of the
Agreement, Subadviser represents that it is duly registered as an investment adviser with the SEC pursuant to the Advisers Act and that it has electronically provided to the Adviser Part 2A of its registration statement on Form ADV (the "ADV") prior to signing the Agreement. The Adviser and Fund acknowledge receipt of Subadviser's Part 2A.

      19. 	Notices. All notices shall be in writing and
deemed properly given when delivered or mailed by United
States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

Subadviser: 		Schroder Investment
			Management North America Inc.
      			875 Third Avenue
      			New York, NY 10022
Attention:  		Legal Department

Adviser: 		SunAmerica Asset Management, LLC
      			Harborside Financial Center
      			3200 Plaza 5
      			Jersey City, NJ  07311

Attention:		Gregory N. Bressler

			Senior Vice
			President and General Counsel



IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC


By: _/s/ Peter A. Harbeck
Name:	 Peter A. Harbeck
Title:	President & CEO


SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.


By: _/s Joe Bertini

Name:	 Joe Bertini
Title:	Authorized Signatory



By: _/s/ William Sauer
Name:	William Sauer
Title:	Authorized Signatory



SCHEDULE A


Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the Portfolio)


International Equity Portfolio
0.40% on the first $100 million
0.35% on the next $400 million
0.30% thereafter




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